CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered Debt Securities	Maximum Aggregate Offering Price $50,000,000	Amount of Registration Fee(1) $1,535.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
Pricing Supplement No. 194L, dated November 28, 2007 (To Prospectus dated October 16, 2007 and Prospectus Supplement dated November 1, 2007)	Rule 424(b)2 File No. 333-146731 CUSIP No. 46623E HS1

JPMORGAN CHASE & CO.
[X]	Senior Medium-Term Notes, Series F

[ ]	Subordinated Medium Term Notes, Series A
Principal Amount: Issue Price Commission or Discount: Proceeds to Company (excluding an amount equal to accrued interest from November 19, 2007 of $102,180.56):	$50,000,000 99.9595%, plus accrued interest from November 19, 2007 $ 50,000 $49,929,750
Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC. BLAYLOCK & COMPANY, INC. JACKSON SECURITIES, LLC	$ 49,500,000 $ 250,000 $ 250,000
Agents' Capacity: if as principal	[ ] As agent	[X] As principal
[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).
Issue Date:	December 3, 2007
Stated Maturity:	November 19, 2009

Form:  [X]   Book-entry   [_]  Certificated

Currency:  U.S. Dollars

[   ]  Fixed Rate Note: N/A
[X ] Floating Rate Note:	CD [ ] Treasury Rate [ ]	Commercial Paper Rate [ ] Prime Rate [ ]	Reuters LIBOR01 [ X ]

Interest Payment Dates:   Quarterly on the 19th or next business day of February, May, August and November, via modified following business day convention, commencing February 19, 2008 and accruing from November 19, 2007.

Interest Reset Dates:    Quarterly on the 19th or next business day of February, May, August and November, via modified following business day convention, commencing February 19, 2008, and accruing from November 19, 2007.

Index Maturity:  3-month LIBOR
Spread (+/-):   +35.0 BPS
Multiplier:   Not Applicable
Maximum Interest Rate:    Not Applicable     Minimum Interest Rate:   Not Applicable
Optional Redemption:   Yes [   ]   No [X]

Reopening: The notes offered by this pricing supplement are offered as part of a reopening of a note previously issued on November 19, 2007 and bearing the same CUSIP number. The notes offered by this pricing supplement have the same terms as, and are fungible with, such notes previously issued, but are offered at a different offering price. Once issued, the notes offered hereby will become part of this same series as the notes previously issued.